EXHIBIT 2.2
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                                    AGREEMENT

         This Agreement is dated as of the 23rd day of April 2008 by and among Semotus Solutions, Inc,, a Nevada corporation with its principal office at 718 University Ave., Suite 202, Los Gatos, CA 95032 (the "Company"), and Flint Telecom Limited, a company limited by shares organized under the Irish Companies Act 1963 to 2003 (the "Investor").

         WHEREAS, the Company and the Investor have been discussing a potential investment by the Investor in the Company; the use of proceeds of that investment is intended for the Company's general corporate purposes; and

         WHEREAS, it was the mutual desire of the Company and the Investor that the Investor's investment in the Company would take the form of a promissory note that would be convertible into shares of the Company's common stock, $.01 par value per share (the "Common Shares") at any time at the option of the holder at a rate that would be agreed to by the Company and the Investor; and

         NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows.

         1.   PURCHASE OF CONVERTIBLE PROMISSORY NOTE.

         1.1 SALE AND PURCHASE OF NOTE. The Company has authorized (i) the sale and issuance to the Investor of a convertible promissory note in the principal amount of $200,000 (the "Convertible Promissory Note") and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Convertible Promissory Note. The Convertible Promissory Note shall have the rights, preferences, privileges and restrictions set forth in the form of Convertible Promissory Note attached hereto as Exhibit A. The Investor understands that the Common Shares to be issued upon conversion will be restricted securities subject to the resale provisions of Rule 144.

         1.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place no later than three business days from the date hereof at such date, time, or location as mutually agreed upon by the Company and Investor.

         1.3 ACTIONS TO OCCUR AT THE CLOSING. At the Closing, the Company will deliver to the Investor the Convertible Promissory Note, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.

         2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company hereby represents and warrants to, and covenants with, the Investor as follows:

         2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction
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in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a material adverse effect.

         2.2 AUTHORIZED CAPITAL STOCK. The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, $.01 par value per share, of which 2,249,164 shares are issued and outstanding, 274,264 shares are reserved for issuance under outstanding warrants, and 280,673 shares are reserved for issuance under outstanding options and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, none of which are outstanding. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Shares issuable pursuant to this Agreement and the Convertible Promissory Note.

         2.3 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENTS. The Company has full legal right, corporate power and authority to enter into this Agreement, to deliver the Convertible Promissory Note and perform the transactions contemplated hereby and thereby. This Agreement and the Convertible Promissory Note have been duly authorized, executed and delivered by the Company. The consummation by the Company of the transactions herein contemplated will not violate any provision of the organizational documents of the Company. The execution, delivery and performance of this Agreement and the Convertible Promissory Note by the Company and the consummation by the Company of the transactions herein and therein contemplated will not result in (i) the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions of, (ii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected and in each case which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects, or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), (iii) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it, or any of its properties or assets, or (iii) violate its Certificate of Incorporation or Bylaws. Upon its execution and delivery, and assuming the valid execution thereof by the Investor, this Agreement and the Convertible Promissory Note will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.4 COMPLIANCE WITH SECURITIES LAWS. The offer and sale of the Convertible Promissory Note as contemplated hereby and the issuance and delivery of the Common Shares to the Investor upon the conversion thereof are each exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities and "blue sky" laws, as currently in effect. All shares of capital stock and other securities issued by the Company at or prior to the Closing have been issued in transactions exempt from registration
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under the Securities Act, and all applicable state securities or "blue sky"
laws. The Company has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities at or prior to the Closing. The Company has not offered any of its capital stock, or any other securities, for sale to or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act. None of the events described in Item 401(f) of Regulation S-K under the Securities Act has occurred during the last five years with respect to any director or officer of the Company.

         4. PUBLIC STATEMENTS OR RELEASES. Neither the Company nor Investor shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 4 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other party with an opportunity to review and comment on any proposed public announcement before it is made.

         5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR.

         5.1 The Investor represents and warrants to, and covenants with, the Company that:

         (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Convertible Promissory Note, including investments in securities issued by the Company, and has requested, received, reviewed and understood all information it deems relevant in making an informed decision to purchase the Convertible Promissory Note;

         (ii) it acknowledges that the offering of the Convertible Promissory Note pursuant to this Agreement has not been reviewed by the Securities Exchange Commission ("Commission") or any state or other regulatory authority;

         (iii) the Investor is acquiring the Convertible Promissory Note for its own account and not on behalf of or for the benefit of any U.S. person and the sale and resale of the Convertible Promissory Note have not been prearranged with any buyer in the United States, and the Investor has no present intention of making any distribution thereof;

         (iv) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Convertible Promissory Note or the Common Shares underlying such Convertible Promissory Note except in compliance with the
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                 Securities Act, the Securities Act Rules and Regulations and
                 any applicable state securities or blue sky laws;

         (v) the Investor has had an opportunity to discuss this investment with representatives of the Company and ask questions of them and such questions have been answered to the full satisfaction of the Investor;

         (vi) the Investor is not a "U.S. person" within the meaning of Rule 902(o) of Regulation S promulgated under the Securities Act and qualifies as an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act;

         (vii) the Convertible Promissory Note was not offered to Investor in the United States and at the time of execution of this Investment Agreement and of any offer to the Investor to purchase the Convertible Promissory Note hereunder, the Investor was physically outside the United States;

         (viii) the Investor hereby agrees that all offers and sales of the Convertible Promissory Note and the underlying Common Shares prior to the expiration of a period commencing on the Closing and ending six months thereafter (the "Distribution Compliance Period") shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S; and

         (ix) neither Investor nor any person acting directly or indirectly on its behalf has the intention of entering, or will enter during the Distribution Compliance Period into any put option, short position or any hedging transaction or other similar instrument or position with respect to the Common Shares.

         5.2   The Investor acknowledges that

         (i) the Convertible Promissory Note and the underlying Common Shares have not been and are not being registered under the provisions of the Securities Act, and may not be transferred unless the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Convertible Promissory Note and the underlying Common Shares to be sold or transferred may be sold or transferred pursuant to Rule 144 or other exemption promulgated under the Securities Act;

         (ii) any sale of the Shares made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Convertible Promissory Note or underlying Common Shares under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with some other
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                 exemption under the Securities Act or the Securities Act Rules and Regulations of the Commission thereunder; and

         (iii) neither the Company nor any other person is under any obligation to register the Convertible Promissory Note or the underlying Common Shares under the Securities Act.

         5.3 The Investor further represents and warrants to, and covenants with, the Company that

         (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

         (ii) the Investor is duly organized, validly existing and in good standing under the laws of the its jurisdiction of organization; and

         (iii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Investor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4 The Investor recognizes that an investment in the Convertible Promissory Note and the underlying Common Shares is speculative and involves a high degree of risk, including a risk of total loss of the Investor's investment. The Investor can bear the economic risk of this investment and can afford a complete loss thereof.

         5.5 All of the information provided to the Company or its agents or representatives concerning the Investor's suitability to invest in the Company and the representations and warranties contained herein, are complete, true and correct as of the date hereof. The Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities laws.

         5.6 The Investor understands and agrees that each certificate or other document evidencing the Convertible Promissory Note and any of the underlying Common Shares shall be endorsed with the legend in substantially the form set forth below, as well as any other legends required by applicable law, and the Investor covenants that the Investor shall not transfer the securities represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificates:
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         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED
         PURSUANT TO REGULATION S, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (A) THE PROVISIONS OF REGULATION S, (B) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (C) SUCH OTHER EXEMPTIONS FROM SUCH REGISTRATION. HEDGING TRANSACTIONS WITH RESPECT TO SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. AS A CONDITION TO PERMITTING ANY TRANSFER OF THESE SECURITIES, THE COMPANY MAY REQUIRE THAT IT BE FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATIONS IS LEGALLY REQUIRED FOR SUCH TRANSFER.

         5.7 The Investor has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by Investor relating to this Agreement or the transactions contemplated hereby. The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated hereby. The Investor shall indemnify and hold harmless the Company, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

         6.   SURVIVAL OF REPRESENTATIVES, WARRANTIES AND AGREEMENTS.

         Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein and in any certificates or documents delivered pursuant hereto or in connection herewith shall survive following the delivery to the Investor of the Convertible Promissory Note being purchased and the payment therefor.

         7.   CAPTIONS.

         The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         8.   SEVERABILITY.

         Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

         9.   GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to conflict of law principles thereof, except with respect to
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matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         10.   COUNTERPARTS.

         This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

SEMOTUS SOLUTIONS, INC.


By:      /s/ Anthony LaPine
         -----------------------------------
         Name:  Anthony LaPine
         Title:    Chief Executive Officer

FLINT TELECOM LIMITED


By:      /s/ Vincent Browne
         -----------------------------------
         Name:  Vincent Brown
         Title:    Chief Executive Officer